UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2012

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697 06-1449146
(Commission File Number) (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
As previously announced in a Current Report on Form 8-K filed on July 6, 2011 (the "Prior Form 8-K"), Frontier Airlines, Inc. (“Frontier”), a subsidiary of Republic Airways Holdings Inc. (the “Company”), reached a tentative agreement with the Frontier pilots (the “Pilots”) represented by the Frontier Airlines Pilot Association (“FAPA”) pursuant to which FAPA agreed in principle to the restructuring of certain wages and benefits in exchange for receipt of an equity stake in Frontier. The terms and conditions of FAPA's equity participation and profit sharing in Frontier were set forth in a commercial agreement filed with the Prior Form 8-K, and Frontier and FAPA agreed to negotiate definitive agreements relating to the equity participation in Frontier.

On June 21, 2012, Frontier, the Company and FAPAInvest, a Colorado limited liability company ("FAPAInvest") acting as agent for and on behalf of those persons employed as of June 24, 2011 as pilots by Frontier (such persons, the "Participating Pilots") entered into a Phantom Equity Investment Agreement, effective as of June 1, 2012 (the "Agreement") providing for the terms and conditions of the Participating Pilots' equity participation in Frontier.

Pursuant to the Agreement, Frontier granted to FAPAInvest, for the benefit of the Participating Pilots, units (the "Units") representing the right to receive cash and/or registered shares of Frontier in an aggregate amount of $7.074 million. The Units vest quarterly as and to the extent Frontier receives the benefit of the restructured wages and benefits as set forth in a schedule to the Agreement. Vesting of the Units and the continued investment by FAPAInvest are subject to the satisfaction of certain conditions that are set forth in the commercial agreement filed as an exhibit to the Prior Form 8-K. Each Participating Pilot is entitled to receive his or her prorata share of the vested Units on one of two payment dates: January 1, 2015 (or within 90 days thereafter), or January 1, 2017 (or within 90 days thereafter). The payment date for the Units may be accelerated upon the occurrence of certain events that qualify as a change in ownership or effective control, or ownership of a substantial portion of assets, under Treas. Reg. section 1.409A-3(i)(5) of the Internal Revenue Code of 1986, as amended, and the amount to be received by Participating Pilots if certain such events occur is limited as set forth in the Agreement. A particular Participating Pilot's prorata share of the Units ceases to accrue upon the termination of his or her employment with Frontier.

The Agreement also provides that, following the occurrence of an Equity Event (as defined in the Agreement), a majority of the board of directors of Frontier must consist of persons who are not affiliates of the Company, one of whom shall be designated by FAPAInvest, and Frontier and the Company agree to take all necessary or desirable actions to cause the FAPAInvest representative to be elected to the Frontier board. An "Equity Event" is defined in the Agreement as (i) a private investment in Frontier that results in beneficial ownership by persons who are not affiliates of the Company ("Non-Affiliates") of greater than 51% of the outstanding equity in Frontier, (ii) a public offering by Frontier or a subsidiary of the Company of Frontier shares that results in beneficial ownership by Non-Affiliates of greater than 51% of the outstanding equity in Frontier, and (iii) a change in control of Frontier that results in beneficial ownership by Non-Affiliates of greater than 51% of the business or assets of Frontier.

Also, on June 26, 2012, Republic Airways Holdings Inc. has amended its capacity purchase agreement (CPA) between Chautauqua Airlines, its 50-seat subsidiary, and Continental Airlines. The amended terms of the CPA provide for an extension of service, and the operation of an additional four E145 aircraft through August 2014. Under the amended agreement, Chautauqua will operate a total of 12 aircraft by September 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

By: /s/ Timothy P. Dooley
Name: Timothy P. Dooley
Title: Senior Vice President
and Chief Financial Officer

Dated: June 27, 2012